UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014 (August 4, 2014)

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2014, Synacor, Inc. (the “Company”) announced that Ronald Frankel has resigned as President and Chief Executive Officer of the Company, effective August 4, 2014 and that the Company’s board of directors (the “Board”) has appointed Himesh Bhise as President and Chief Executive Officer and as a member of the Board, effective August 4, 2014.

In connection with Mr. Bhise’s appointment, the Company entered into an employment offer letter (the “Employment Letter”) with Mr. Bhise, with the following material terms:

•	Mr. Bhise will receive an annual base salary of $400,000, with a target annual bonus equal to 100% of his base salary. In addition, upon commencement of his employment, Mr. Bhise will receive a bonus of $40,000.

•	Mr. Bhise will receive an option to purchase 2,001,338 shares of the Company’s common stock. The option will vest 25% on the one year anniversary of the commencement of Mr. Bhise’s employment and the remainder will vest in equal installments over the next 36 months. In addition, if the Company undergoes a change of control before Mr. Bhise’s service with the Company terminates and, within twelve months after such change of control the Company (or the surviving corporation) terminates his employment for any reason other than cause or his permanent disability or Mr. Bhise terminates his employment for good reason, then (1) if such change of control occurs within the first 12 months after commencement of Mr. Bhise’s employment, the vested portion of the option will be determined by adding 36 months to his actual service, and (2) if such change of control occurs after the date that is 12 months after his commencement of employment, then 100% of the then unvested option shares will vest. If the Company terminates Mr. Bhise’s employment for any reason other than cause or his permanent disability or he terminates his employment for good reason, in each case prior to a change of control, then the vested portion of the option will be determined by adding 12 months to his actual service. The option will be an inducement material to Mr. Bhise’s entering into employment with the Company within the meaning of NASDAQ Listing Rule 5635(c).

•	If Mr. Bhise’s employment is terminated by the Company without cause or if he terminates his employment for good reason and Mr. Bhise signs a release of claims against the Company, then he will be entitled to the following severance: (i) continued payment of his then-annual base salary for twelve months, (ii) payment of any earned but unpaid bonus for the year preceding the year in which his employment is terminated and (iii) payment of the monthly premium for continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Bhise and his dependents for twelve months. In addition, if such termination of employment occurs within 12 months following a change of control, then the Company will also pay Mr. Bhise an amount equal to his annual target bonus for the year in which the termination occurs.

•	The Company will pay a stipend of $2,000 per month to Mr. Bhise for living expenses in Buffalo, New York and will reimburse Mr. Bhise for reasonable travel expenses to the Company’s headquarters.

•	The initial term of the Employment Letter is three years, and will be extended for additional one-year periods thereafter, unless either the Company or Mr. Bhise decides to terminate the Employment Letter.

•	While he is employed by the Company and for one year following the termination of his employment, Mr. Bhise will be subject to non-compete provisions that prohibit him from providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company.

The above summary of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

Mr. Bhise, age 46, has served as the Vice President, New Services & Platforms, of Comcast Corporation since 2012. From 2010 to 2012, Mr. Bhise was a managing director of Activate Inc., and from 2005 to 2009 he served as the general manager, high speed Internet, of Charter Communications Inc. From 2003 to 2005, Mr. Bhise was a vice president of the AOL Mobile division of AOL Inc., and from 1996 to 2003, he was a consultant with McKinsey & Company. Mr. Bhise received an undergraduate degree from Bombay University, a Master of Economics from Temple University and an M.B.A. from The Wharton School of the University of Pennsylvania.

A copy of the press release announcing the election of Mr. Bhise is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release issued by Synacor, Inc. dated August 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synacor, Inc.

Date: August 6, 2014	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary